Exhibit 5
                                                                       ---------


                                        ROGERS & WELLS LLP
                                        200 Park Avenue, New York, NY 10166
                                        (212) 878-8000 Facsimile (212) 878-8375


LONDON                            WASHINGTON, D.C.                    FRANKFURT
PARIS                                                                 HONG KONG



                                        February 9, 1999



Lennar Corporation
700 Northwest 701th Avenue
Miami, Florida 33172

Dear Sirs:

                  We have acted as counsel to Lennar Corporation (the "Company") in connection with the proposed issuance of up to 3,000,000 shares (the
"Shares") of common stock, par value $0.10 per share, of the Company upon exercise of options granted under the Company's 1997 Stock Option Plan. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

                  Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when Shares are issued and paid for upon exercise of options granted under the Company's 1997 Stock Option Plan, they will be legally issued, fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares.

                                              Very truly yours,


                                              ROGERS & WELLS LLP
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